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                                                                     EXHIBIT 5.1

                                                  June 28, 2001

RE:      Lucent Technologies Inc.
         600 Mountain Avenue
         Murray Hill, New Jersey 07974

Dear Sirs:

         With reference to the Registration Statement on Form S-8 which Lucent Technologies Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 250,000,000 common shares, par value $.01 per share, (including an equal number of Preferred Stock Purchase Rights that initially trade with the common shares) of the Company (the "Shares") which may be offered and sold by the Company under the Lucent Technologies Inc. 2001 Employee Stock Purchase Plan (the "Plan"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plan and the resolution of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                                        Very truly yours,



                                                        /s/ Richard J. Rawson
                                                        ---------------------
                                                        Richard J. Rawson